Exhibit T3A-2


                          CERTIFICATE OF AMENDMENT

                                     OF


                                WARNACO INC.

         __________________________________________________________

               Pursuant to Section 242 and 303 of the General
                  Corporation Law of the State of Delaware
         __________________________________________________________

         The undersigned, Stanley P. Silverstein, certifies that he is the Vice President, Secretary and Chief Administrative Officer of Warnaco Inc., (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, and does hereby further certify as follows:

         FIRST: That a new Article Twelfth is hereby added to the Certificate of Incorporation to read in its entirety as follows:

         "The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the United States Bankruptcy Code (the "Bankruptcy Code") as in effect on the effective date of the Plan of Reorganization; provided, however, that this Article Twelfth of this Amended and Restated Certificate of
Incorporation: (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect."

         SECOND: That the amendment was duly adopted in accordance with the provisions of Section 242 and 303 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, I have signed this certificate this __ day of February, 2003.

                                                     ______________________
                                                     Stanley P. Silverstein